UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	001-37599 (Commission File Number)	98-1268150 (IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

+44 20 33250660
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In respect of its consolidated financial statements as of and for the year ended December 31, 2016, LivaNova PLC (the "Company") has recognized a liability in the amount of $33.5 million for a product remediation plan related to its 3T Heater Cooler device.  The remediation plan developed by the Company consists primarily of a modification of the 3T Heater Cooler design to include internal sealing and the addition of a vacuum system to new and existing devices. These changes are intended to address regulatory actions and further reduce the risk of possible dispersion of aerosols from the 3T Heater Cooler device in hospital operating rooms. The deployment of this solution for commercially distributed devices will commence upon final validation and verification of the design changes and approval or clearance by regulatory authorities worldwide.

As part of this plan, the Company also intends to implement a no-charge deep disinfection service for 3T Heater Cooler users who have reported confirmed M. chimaera mycobacterium contamination. The Company anticipates expanding the deep disinfection service globally as regulatory approvals are received.

Finally, in the fourth quarter of 2016 the Company initiated a program to loan existing 3T Heater Cooler users a new 3T Heater Cooler device at no charge pending regulatory approval and implementation of the vacuum system addition and deep disinfection service worldwide. This loaner program began in the United States and is being made available progressively on a global basis, prioritizing and allocating devices to 3T Heater Cooler users based on pre-established criteria.
In addition to $4.0 million of costs incurred during the twelve month period ended December 31, 2016, the Company also recognized a $33.5 million liability at December 31, 2016. These costs all relate to the execution of the remediation plan, including (i) finalization and implementation of the design change, (ii) provision of deep disinfection services, and (iii) the provision of loaner 3T Heater Cooler devices.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: March 1, 2017	By:/s/ Catherine Moroz
Name: Catherine Moroz
Title: Company Secretary

3